Exhibit 21

Subsidiaries of Central Newspapers, Inc.

The following chart lists the subsidiaries of Central Newspapers, Inc. and the state of incorporation of each as of March 14, 2000.

                  Name                             State of Incorporation
                  -------------------------------------------------------
                  Phoenix Newspapers, Inc.                Arizona
                  Indiana Newspapers, Inc.                Indiana
                  Alexandria Newspapers, Inc.             Louisiana
                  McCormick Graphics, Inc.                Louisiana
                  Carantin & Co., Inc.                    Arizona
                  CNE Corp                                Arizona
                  CNF Corp                                Arizona
                  CNT Corp                                Arizona
                  CNI Ventures, Inc.                      Nevada